                                                                    EXHIBIT 10.1


                                              GUS ENTERPRISES - VIII (SUNNYVALE)





                            HOTEL PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             GUS ENTERPRISES - VIII

                                      and

                             RFS PARTNERSHIP, L.P.





                         DATED AS OF DECEMBER __, 1996

                               TABLE OF CONTENTS




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
1.     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.     Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       2.1     Sale and Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       2.2     Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       2.3     Deposits and Payment of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       2.4     Assumption of Liabilities; Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       2.5     Special Representations Regarding Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

3.     Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.1     Organization of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.3     List of Properties, Hotel Contracts and Personnel Data   . . . . . . . . . . . . . . . . . . . . . . .   9
       3.4     Status of Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.5     Hotel Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.6     Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.7     Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.8     Tenant Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.10    Sufficiency of Inventories   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.11    Foreign Person   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.12    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.13    Real Property Reports; Defects   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.14    Employment Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

4.     Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.1     Organization of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       4.3     As-Is Purchase.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       4.4     Release at Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

5.     Action Prior to the Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       5.1     Approvals and Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       5.2     Preserve Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.3     Maintain Seller and Hotel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.4     Make No Material Change in the Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

6.     Information and Records Concerning the Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       6.1     Buyer's Access to Information and Records Before Closing   . . . . . . . . . . . . . . . . . . . . . .  15
       6.2     Access to Records After Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

7.     Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       7.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       7.2     Adjournment of Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       7.3     Seller's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16





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
       7.4     Buyer's Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       7.5     Takeover of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       7.6     Form of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

8.     Adjustments and Prorations - Closing Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       8.1     Adjustments and Prorations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       8.2     Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       8.3     Closing Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

9.     Covenants and Conditions to Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       9.1     Conditions to Seller's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       9.2     Conditions to Buyer's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       9.3     Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       9.4     Employee Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       9.5     Damage or Destruction: Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       9.6     Miscellaneous Covenants and Provisions of the Parties  . . . . . . . . . . . . . . . . . . . . . . . .  24

10.    Other Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       10.1    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       10.2    Other Purchase Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

11.    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       11.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       11.2    Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       11.3    Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       11.4    Applicable Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       11.5    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       11.6    Readings, Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       11.7    Binding Agreement; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       11.8    Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       11.9    Exhibits, Schedules and Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

12.    Limitation on Recourse . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





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

                            HOTEL PURCHASE AGREEMENT




       This HOTEL PURCHASE AGREEMENT (this "AGREEMENT") is made as of December __, 1996 between GUS ENTERPRISES - VIII, a California general partnership ("SELLER") and RFS PARTNERSHIP, L.P., a limited partnership ("BUYER").

       FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings given to them below.

       "ASSIGNMENT AND ASSUMPTION" shall have the meaning given such term in
Section 7.3(b).

       "ASSUMED LIABILITIES" shall have the meaning given such term in Section 2.4.

       "AVERAGE PRICE" means the lesser of $16.25 or .9558 multiplied by the average closing price of the common stock of RFS Hotel Investors, Inc. for the ten trading days preceding the date on which notice is given under Section 2.3(c)(i).

       "BOOKING" means a contract or reservation for the use of guest rooms, banquet facilities or meeting rooms in the Hotel other than single or group reservations of less than fifty (50) rooms on any single night.

       "CLOSING" means the completion of the exchanges set forth in Section 7, which exchanges may be effected by deliveries to and from the Escrow Agent pursuant to the Escrow Agreement.

       "CLOSING DATE" means the date on which the final deliveries to the Escrow Agent are made as required under the Escrow Agreement.

       "CLOSING STATEMENT" means the closing statement required pursuant to
Section 8.3.

       "CONSUMABLES" means all food and beverages in closed boxes; engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel, and materials in closed boxes; stationery and printing items and supplies in closed boxes; and other supplies of all kinds in closed boxes, all of which are unused or held in reserve storage for future use in connection with the maintenance and operation of the Hotel. The term "Consumables" does not include, however, Operating Equipment, Fixtures and Tangible Personal Property or items of personal property owned by guests or employees or other persons furnishing food or services to the Hotel.

       "CUTOFF TIME" means 12:01 a.m. on January 1, 1997.

       "DEED" shall have the meaning given such term in Section 7.3(a).

       "DEPOSIT" means the deposit made by Buyer pursuant to Section 2.3 as such deposit may be increased pursuant to Section 7.2.

       "EMPLOYMENT AGREEMENTS" means all union, benefit and collective bargaining agreements affecting the Hotel or the Hotel Employees, including pension, profit sharing, employee benefit and similar plans, if any, and all written employment and consulting contracts with regard to any Hotel Employee.

       "ESCROW AGENT" means the Title Company in its capacity as escrow agent under the Escrow Agreement.

       "ESCROW AGREEMENT" means the Escrow Agreement dated as of the date of this Agreement and executed simultaneously with this Agreement by Escrow Agent, Seller, Buyer, and each party named as a "Seller" or "Buyer" under any of the Other Purchase Agreements.

       "EXCLUDED PERMITS" means those Permits which, under applicable law, are nontransferable and such other Permits to be designated as Excluded Permits in Offering Book 2.

       "FINANCIAL STATEMENTS" means the unaudited balance sheet ("statement of costs") and profit and loss statements for the Hotel as of September 30, 1996, together with supporting documentation, all of which are included in the Offering Materials.

       "FIXTURES AND TANGIBLE PERSONAL PROPERTY" means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of personal property now located on the Land or in the Hotel as of the date of this Agreement and used or usable in connection with any present or future occupation or operation of all or any part of the Hotel. The term "Fixtures and Tangible Personal Property" does not include (i) Consumables,
(ii) Operating Equipment, (iii) equipment leased by Seller and the interest of Seller in any equipment provided to the Hotel for use pursuant to Hotel Contracts but not owned or leased by Seller, or (iv) property owned or leased by Tenants and guests, employees or other persons furnishing goods or services to the Hotel.

       "GOVERNMENTAL AUTHORITY" means any governmental or quasi-governmental agency, body or entity.

       "GUEST LEDGER RECEIVABLES" means amounts, including, without limitation, room charges and charges for food and beverages owing to restaurant lessees, accrued to the accounts of guests occupying rooms in the Hotel as of the Cutoff Time.

       "HOTEL" means the Sheraton Four Points Hotel Sunnyvale, located in Sunnyvale, California.

       "HOTEL CONTRACTS" means all written contracts or agreements, such as franchise, maintenance, service, or utility contracts which relate to the ownership, maintenance, construction or repair and/or operation of the Land and Improvement and which are not cancelable on 90 days' or shorter notice, except Bookings and Tenant Leases.

       "HOTEL EMPLOYEES" means all employees of Seller, GUS Management Inc. or Tamalpais Hotel Services who currently work at the Hotel as of the date of this Agreement or who are engaged as replacements therefor prior to the Closing.

       "IMPROVEMENTS" means the buildings, structures (surface and subsurface) and other improvements (including fixtures other than those owned by Tenants that constitute real property) located on the Land.

       "INFORMATION" shall have the meaning given such term in Section 4.3.

       "INSURED CLAIMS" shall have the meaning given such term in Section
3.3(b).

       "INVESTOR QUESTIONNAIRE" shall mean a completed questionnaire in the form attached as EXHIBIT F.

       "LAND" means fee interest in the land related to the Hotel owned of record or beneficially owned by Seller and more particularly described in EXHIBIT A.

       "LIQUOR LICENSE" means the Permit issued to the Tenant of the restaurant, if any, by the Alcoholic Beverage Commission of the State of California.

       "LITIGATION" means action, suit, administration proceeding, investigation, condemnation or governmental enforcement proceeding relating to Seller, the Property or the operation of the Hotel.

       "MISCELLANEOUS HOTEL ASSETS" means all contract rights, leases, concessions, trademarks, servicemarks, logos, names of hotel restaurants and other food and beverage outlets, technology and technical information, copyrights, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Hotel and owned by Seller, excluding, however, (i) receivables, other than Guest Ledger Receivables, (ii) Hotel Contracts, (iii) Tenant Leases, (iv) Permits, (v) cash or other funds, whether in petty cash or house banks, or on deposit in bank accounts or in transit for deposit, (vi) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Cutoff Time, (vii) utility and similar deposits, (viii) insurance or other prepaid items, or (ix) books and records, except to the extent that Seller receives a credit on the Closing Statement for any such item.

       "OFFERING BOOK" means any of the volumes of documents or other information provided to Buyer in connection with its review of the Hotel, a list of which volumes is attached to this Agreement as Schedule 2.4.

       "OFFERING MATERIALS" means the information contained in each Offering Book, as defined herein, and the Offering Schedules, as defined herein, or otherwise disclosed to Buyer pursuant to this Agreement.

       "OFFERING SCHEDULES" means each Schedule attached to this Agreement and each supplemental or amended schedule or additional document provided to Buyer during its review of the Hotel's operations prior to or on the Closing Date.

       "OPERATING EQUIPMENT" means all china, glassware, linens and silverware owned by Seller and used or held in reserve storage at the Hotel for future use in connection with the operation of the Hotel, which are on hand on the date hereof, subject to such depletion and restocking as shall be made in the normal course of business. Operating Equipment shall not include items owned by Tenants. To the extent that Seller has a contractual right to the reversion of personal property upon the termination of a lease, such interest shall be deemed a right under the lease and not part of "Operating Equipment."

       "OTHER PURCHASE AGREEMENTS" means the three purchase agreements dated as of the date hereof and executed simultaneously with this agreement by affiliates of Buyer with with GUS Enterprises-X in regard to the Sheraton Four Points Hotel Bakersfield, with GUS Enterprises-XI in regard to the Sheraton Four Points Hotel Pleasanton, and with GUS Enterprises-XII in regard to the Sheraton San Jose.

       "OUTSIDE ACCOUNTANTS" shall have the meaning given such term in Section 8.3.

       "PERMITS" means all licenses and permits granted by the Governmental Authority and owned by Seller or used in or relating to the ownership, occupancy or operation of the Hotel or any part thereof not subject to a Tenant Lease. Permits shall not include the Liquor License, if any, as to which Seller's rights are at most contractual rights to acquire at a future date from a Tenant of the restaurant.

       "PERMITTED EXCEPTIONS" means liens, encumbrances and other matters to which Seller's title to the Real Property is subject and which are described or listed in the Title Report, but shall not include deeds of trust and similar monetary liens.

       "PERSONAL PROPERTY" means all Property other than Real Property.

       "PROPERTY" means (i) the Real Property, (ii) the Fixtures and Tangible Personal Property, (iii) the Operating Equipment, (iv) the Consumables, (v) the transferable right, title and interest, if any, of Seller in and to Hotel Contracts and the Tenant Leases, (vi) the Permits (other than Excluded Permits), (vii) the Bookings, and (viii) the Miscellaneous Hotel Assets.

       "PURCHASE PRICE" shall have the meaning given such term in Section 2.2.

       "REAL PROPERTY" means the Land and the Improvements.

       "REDEMPTION AND REGISTRATION RIGHTS AGREEMENT" shall mean a duly executed and delivered agreement in the form attached as EXHIBIT G.

       "RETAINED LIABILITIES" shall have the meaning given such term in Section 2.4(b).

       "RFS PARTNERSHIP AGREEMENT" shall mean the Third Amended and Restated Agreement of Limited Partnership dated February 27, 1996 of RFS Partnership, L.P., as that agreement may be modified by the Fourth Amended and Restated Agreement of Limited Partnership to be delivered and executed pursuant to Sections 7.3 and 7.4.

       "SCHEDULED CLOSING DATE" means January 2, 1997, or such a later date as determined pursuant to Section 7.1.

       "SELLER'S ACCOUNTANTS" shall have the meaning given such term in Section 8.3.

       "SELLER'S CONDITIONS" shall have the meaning given such term in Section 9.1.

       "SELLER'S KNOWLEDGE," "KNOWN TO SELLER" and other like phrases shall mean the current actual knowledge of the managing general partners of Seller based upon such written certifications as Seller may require from Tamalpais Hotel Services, Inc. as manager under that certain Hotel Management Agreement dated April 1, 1996.

       "TENANT LEASES" means the interest of Seller in and to all leases, subleases and other occupancy agreements, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Real Property and which are in force as of the date hereof. This term shall not include agreements providing for the occupancy by guests of Hotel rooms or for the occupancy or use of the banquet, meeting or convention facilities of the Hotel, which are Bookings, but shall include restaurant leases.

       "TENANT" means any person or entity entitled to occupy any portion of the Real Property under a Tenant Lease.

       "TITLE COMPANY" means First American Title Insurance Co., having an office at 114 East Fifth Street, Santa Ana, California 92701, attention: Craig DeRoy, General Counsel.

       "TITLE POLICY" shall have the meaning given such term in Section 9.1.

       "TITLE REPORT" means the report, report order no. 511554, Escrow Order No. 766792, dated May 17, 1996, prepared by the Title Company describing the title to the Land and the liens, encumbrances and other matters relating to the Land, which report is included in Offering Book 7.

       "UNITS" means those certain units of Class B limited partnership interests in RFS Partnership, L.P. described in the RFS Partnership Agreement, including a pro rata share in the profits, losses and capital accounts of RFS Partnership, L.P.

2.     AGREEMENTS.

       2.1 SALE AND PURCHASE. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price, on the terms and subject to the conditions of this Agreement.

       2.2 PURCHASE PRICE. The Purchase Price for the Property shall be Twenty Four Million Seven Hundred Sixty Nine Thousand Two Hundred Forty Four Dollars ($24,769,244).

       2.3     DEPOSITS AND PAYMENT OF PURCHASE PRICE.

               (A) Upon execution of this Agreement, Buyer shall deposit the sum of One Million Four Hundred Thousand Dollars ($1,400,000) ("DEPOSIT") in the escrow account at First American Title Insurance Company pursuant to the terms of the Escrow Agreement. Such Deposit shall be held subject to the provisions of the Escrow Agreement and Section 9.3 of this Agreement. If the Closing does not occur by reason of the default hereunder by Buyer and Seller is not in default hereunder, the parties shall proceed in accordance with
Section 9.3(a) unless otherwise required by the Escrow Agreement.

               (B) Subject to Section 2.3(c) hereof and the terms of the Escrow Agreement, Buyer shall pay the balance of the Purchase Price in the amount of Twenty Three Million Three Hundred Sixty Nine Thousand Two Hundred Forty Four Dollars ($23,369,244) in the form of immediately available funds at the Closing, plus or minus the adjustments and prorations called for herein.

               (C) Seller may elect to accept payment of all or part of the Purchase Price by delivery to it of Units subject to the following: (i) Seller shall notify Buyer of its election not later than December 18, 1996 or, if the Closing is adjourned beyond January 2, 1997, ten (10) days prior to the Closing Date; (ii) such notice shall specify a dollar amount to be paid in Units and the person or persons to receive such Units; (iii) the number of Units to be delivered for such amount shall be determined as set forth in EXHIBIT E hereto; and (iv) in no event shall the total number of Units paid under this Agreement and the Other Purchase Agreements exceed the maximum number of units calculated pursuant to step #7 of EXHIBIT E, nor shall the aggregate amount of the Purchase Prices under all such agreements paid in cash be less than $45,250.000. In the event that Buyer is unable to deliver the requested portion of the Purchase Price in Units, Buyer shall pay in cash to Seller an amount equal to the number of Units requested but not delivered, multiplied by the average closing price of the common stock of RFS Hotel Investors, Inc. for the ten trading days preceding the date on which Seller gave notice under Section 2.3(c), all as set forth on EXHIBIT E.

       2.4     ASSUMPTION OF LIABILITIES; RETAINED LIABILITIES.

               (A) Buyer shall assume at Closing and pay the following obligations ("ASSUMED LIABILITIES"): (i) Seller's obligations and liabilities with respect to the Property or operation of the Hotel which are disclosed to Buyer in the Offering Materials; and (ii) any liabilities or obligations relating to the Property or operation of the Hotel arising from acts, omissions, occurrences or matters that take place after the Cutoff Time.

               (B) Buyer shall have no liability or obligation for the following ("RETAINED LIABILITIES"): (i) federal, state and local income, franchise, sales, payroll or other taxes (other than real estate taxes, water and sewer charges, and assessments which shall be prorated as of the Cutoff
Time) of Seller or for which Seller is liable, including any interest and/or penalties thereon; (ii) any liability the existence of which would constitute a breach of any of Seller's representations or warranties contained in Section 3; and (iii) any liability or obligation of Seller related to the Litigation disclosed in Offering Book 5 or if not in Offering Book 5 which arises from acts, omissions, or occurrences that take place prior to the Cutoff Time, except for Litigation relating to Tenant Leases and Hotel Contracts, if any, assumed by Buyer.

       2.5 SPECIAL REPRESENTATIONS REGARDING UNITS. Seller shall provide Buyer an Investor Questionnaire in the form of that attached as EXHIBIT F for each person designated to receive Units at Closing. Seller further acknowledges and agrees and represents to Buyer as follows in regard to Units to be received by it:

               (a) The Units are being acquired by Seller subject to the terms and conditions as described and provided for in the RFS Partnership Agreement, a copy of which has been obtained by or otherwise provided to Seller.

               (b) The Units and shares receivable upon the conversion of the same are being and shall be received and held by the Seller for its own account for investment purposes only, and not with a view to dividing participation therein with any other person or with a current view to, or in connection with, any offering or distribution thereof. Except as set forth in the Redemption and Registration Rights Agreement, Seller has no present intention of selling or otherwise disposing of the Units and does not presently intend to sell or dispose of the Units or shares receivable upon the conversion of the same upon the occurrence or non-occurrence of any predetermined future event or upon the lapse of any particular period of time; provided however that the Seller, in liquidation may distribute the Units to its constituent general partner and limited partners in a one-time distribution provided that all such constituents have made the representation herein contained and have properly completed the Investor Questionnaire.

               (c) The Units will have been obtained by Seller without the service of any broker, dealer, investment banker or finder, and there is no obligation to pay a commission, fee, bonus or remuneration of any type to any broker, dealer, investment banker, finder or other person in connection therewith, excepting only professional fees of attorneys and/or accountants, and those of real estate agents or brokers.

               (d) Buyer has furnished to Seller and to each partner within Seller a private placement memorandum dated November 20, 1996 which has been thoroughly reviewed by Seller. Seller has had the opportunity to ask of an receive answers from officials of Buyer and RFS Hotel Investors, Inc. with respect to the Units or the affairs of Buyer and RFS Hotel Investors, Inc. and to obtain additional information necessary to verify the accuracy of any representations of Buyer or RFS Hotel Investors, Inc. or the information provided to Seller by Buyer or RFS Hotel Investors, Inc. Buyer or RFS Hotel Investors, Inc. has responded to all inquiries of Seller and its partners and provided all additional information requested in a manner satisfactory to Seller.

               (e) The Units are not registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Units cannot be sold unless the offer and sale thereof is subsequently registered under the Securities Act and the "Blue Sky" law of each state in which any thereof are offered for sale, unless an exemption from registration is available. Consequently, Seller and the partners within Seller may be required to bear the economic risk of ownership of the Units for an indefinite period of time except as provided in the Redemption and Registration Rights Agreement.

               (f) Each of Seller and the partners within Seller is an "accredited investor" as that term is defined pursuant to Regulation D under the Securities Act.

               (g) The information as to Seller and each of Seller's partners set forth on their respective Investor Questionnaires, is true and correct in all material respects and each partner within Seller has completed an Investor Questionnaire.

               (h) Seller has received, has read and understands the provisions of this Agreement and especially those relating to the exchange and number of Units as consideration therefor.

               (i) Seller will agree that any Units or Common Stock issuable upon redemption of Units will not be sold except pursuant to (a) a registration statement filed under the Securities Act of 1933, or (b) an exemption from registration under the Securities Act, and otherwise in compliance with any state or federal law.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer as follows:

       3.1 ORGANIZATION OF SELLER. Seller is a general partnership formed under the laws of California, of which Gordon Gund and Hugh Scott are the managing general partners.

       3.2 AUTHORITY. The individual executing this Agreement is the duly authorized signatory and representative of the Seller for purposes of executing this Agreement on behalf of the Seller.

       3.3 LIST OF PROPERTIES, HOTEL CONTRACTS AND PERSONNEL DATA. To Seller's knowledge, the Schedules described in the following paragraphs (a) through (i) list all items, if any, within the term or description of the corresponding paragraph and no other items within such term or description exist. True and complete copies of the documents referred to in paragraphs (a),
(c), (d), (e), (f), (g), (h) and (i) are included in the Offering Materials or have been furnished to or made available to Buyer:

               (a)      TENANT LEASES. The Tenant Leases disclosed in Offering
Book 2.

               (b) LITIGATION. As disclosed in Offering Book 5, a brief description of pending or threatened Litigation, including matters with respect to which Seller is or believes itself to be insured against the claim under comprehensive liability policies of insurance ("INSURED CLAIMS"). The description shall specify the damage or relief sought, the name of counsel for Seller in charge of such matter and the current status of such action to the extent of Seller's knowledge. Such Offering Book 5 shall be updated to the extent of Seller's knowledge as of the Cut Off Time.

               (c)      PERMITS. The Permits disclosed in Offering Book 2.

               (d) HOTEL CONTRACTS. The Hotel Contracts disclosed in Offering Book 2.

               (e) BOOKINGS. All Bookings related to the Hotel which pertain to any period after the Scheduled Closing Date and are disclosed on
Schedule 3.3A.

               (f) HOTEL EMPLOYEES. The Hotel Employees disclosed in the Offering Materials.

               (g) EMPLOYMENT AGREEMENTS. All Employment Agreements disclosed in the Offering Materials.

       3.4 STATUS OF TITLE TO PROPERTY. Seller has provided a title report as part of the Offering Materials. To Seller's knowledge, there have been no material changes to title since the date of that report.

       3.5 HOTEL CONTRACTS. Except as disclosed in Offering Book 2, Seller has received no written notice of any default with respect to any Hotel Contract and to Seller's knowledge, all the Hotel Contracts are in full force and effect, neither Seller nor the other parties thereto are in default thereunder, and no event has occurred which, merely by notice or the passage of time or both, would constitute such a default by Seller or such other parties to such Hotel Contracts.

       3.6 PERMITS. To Seller's knowledge, the Permits are in full force and effect except as set forth in the Offering Materials, all the requirements and conditions of the Permits have been fully complied with, and no event has occurred which, merely by notice or the passage of time or both, would render Seller or operation of the Hotel not in compliance with such requirements and conditions.

       3.7 LITIGATION. Except as disclosed in Offering Book 5 and Insured Claims, to Seller's knowledge there is no pending or threatened Litigation which, if adversely determined, might (i) restrain the consummation of any of the transactions herein described, (ii) have a material adverse effect on the Property or any significant part thereof or operation of the Hotel following the Closing or (iii) result in a lien or encumbrance on all or part of the Property.

       3.8 TENANT LEASES. Except as disclosed in Offering Book 2, to the knowledge of Seller, the Tenant Leases are in full force and effect, all rent due thereunder has been paid in full, no rent thereunder has been prepaid, and neither Seller nor the Tenants are in default thereunder, and no event has occurred which, merely by notice or the passage of time or both, would constitute such a default by Seller or the Tenants.

       3.9 TAXES. To the knowledge of Seller, all business, occupation, sales, use and other similar taxes imposed with respect to the Hotel, or the operation thereof, which are due and payable by Seller have been paid in full or are current and Seller has not received any written notice that any such tax is overdue or has not been paid.

       3.10 SUFFICIENCY OF INVENTORIES. To Seller's knowledge, the quantities of Fixtures and Tangible Personal Property, Consumables and Operating Equipment in the Hotel, including provisions for reserve, are sufficient for the operation of the Hotel in accordance with the standard of operation heretofore maintained by Seller.

       3.11 FOREIGN PERSON. Seller is not a foreign person for purposes of the withholding provisions of Section 1445 of the Internal Revenue Code of 1986.

       3.12 FINANCIAL STATEMENTS. To Seller's knowledge, the Financial Statements have been prepared by Tamalpais Hotel Services, Inc. to conform substantially to the Uniform System of Accounts For Hotels. The Financial Statements and other financial information have not been compiled, reviewed or audited by outside accountants.

       3.13 REAL PROPERTY REPORTS; DEFECTS. To Seller's knowledge, there are no material structural or mechanical defects in the Real Property except as disclosed to Buyer in the Offering Materials. The foregoing representation shall not be applicable to any reports or studies or to any defects discovered or otherwise known to Buyer prior to the Closing.

       3.14 EMPLOYMENT CONTRACTS. To Seller's knowledge, there are no union contracts, labor agreements or Employee Benefit Plans as defined in Section 3(3) of the Employee Retirement Income and Security Act of 1974, as amended from time to time, or written employment contracts relating to the Hotel Employees other than the Employment Agreements. Seller has not received or given any written notice of default under the terms of any Employment Agreements.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller:

       4.1 ORGANIZATION OF BUYER. Buyer is a limited partnership formed under the laws of Tennessee and in good standing and duly qualified in each jurisdiction in which qualification is required to conduct its business and to perform the obligations of this Agreement.

       4.2 AUTHORITY. Buyer's execution, delivery and performance of this Agreement has been duly authorized by all necessary actions of its partners. No consents or actions of other persons are required for such actions.

       4.3     AS-IS PURCHASE.

               (a) Buyer acknowledges, represents and warrants that, except as expressly provided in Section 3 above, (i) any information ("INFORMATION") supplied or made available by Seller, whether written or oral, or in the form of maps, surveys, plats, soil reports, engineering studies, environmental studies, inspection reports, plans, specifications, or any other information whatsoever, without exception, pertaining to the Property, any and all records, rent rolls, and other documents pertaining to the use and occupancy of the Property, income thereof, the cost and expenses of maintenance thereof, and any and all other matters concerning the condition, suitability, integrity, marketability, compliance with law, or other attributes or aspects of the Property, or a part thereof, is furnished to Buyer solely as a courtesy;
(ii) THE INFORMATION IS PROVIDED, AND THE PROPERTY IS PURCHASED, ON AN AS-IS-WHERE-IS BASIS AND SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE INFORMATION OR THE PROPERTY; and (iii) no representations, whether written or oral, have been made by Seller, or its agents or employees in order to induce Buyer to enter into this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges, warrants and represents to Seller that neither Seller nor its agents or employees have made any representations or statements, whether written or oral, to Buyer concerning the investment potential, operation or resale of the Property at any future date, at a profit or otherwise, nor has Seller or its agents or employees rendered any advice or expressed any opinion to Buyer regarding any tax consequences of ownership of the Property.

               (b) Buyer acknowledges, represents and warrants that as of the Closing Date, Buyer will be familiar with the Property and will have made such independent investigations as Buyer deems necessary or appropriate concerning the Property. If Buyer elects to proceed with the purchase of the Property, any objections which Buyer may have with respect to the Property shall be waived by Buyer. Except as expressly provided in Section 3 above, Seller makes no representations or warranties and specifically disclaims any representation, warranty, or guaranty, oral or written, past, present or future with respect to the physical condition or any other aspect of the Property, including, without limitation, the structural integrity of the Improvements, the manner, construction, condition, and state of repair or lack of repair of any of the Improvements, the conformity of the Improvements to any plans or specifications for the Property, including, but not limited to, any plans and specifications that may have been or which may be provided to Buyer, the conformity of the Property to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, the financial earning capacity, the projected performance, or history or expense history of the operation of the Property, the nature and extent of any right-of-way, lease, possession, lien encumbrance, license, reservation, condition, or otherwise, the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, the existence or non-existence of hazardous waste or other toxic materials of any kind (including, without limitation, asbestos) or any other matter affecting the stability or integrity of the Land and/or the Improvements.

               (c) Seller shall not be responsible for any negligent misrepresentation or failure to investigate the Property on the part of Seller, any real estate broker or sales agent, or any other agent or employee of Seller or any third party.

               (d) Except as expressly provided in Section 3, as part of Buyer's agreement to purchase and accept the Property AS-IS-WHERE-IS, and not as a limitation on such agreement, BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS BUYER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE PROPERTY AND THE INFORMATION. SUCH WAIVER AND RELEASE IS ABSOLUTE, UNCONDITIONAL, IRREVOCABLE, COMPLETE, TOTAL AND UNLIMITED IN ANY WAY. SUCH WAIVER AND RELEASE INCLUDES, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES, IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING, BUT NOT LIMITED, TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, PRODUCT LIABILITY CLAIMS, PRODUCT LIABILITY TYPE CLAIMS, ANY RIGHTS AND CLAIMS RELATING TO OR ATTRIBUTABLE TO ENVIRONMENTAL CONDITIONS, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

       4.4 RELEASE AT CLOSING. Buyer will deliver a release of claims against Seller at Closing in confirmation of its as-is purchase of the Hotel.

5. ACTION PRIOR TO THE CLOSING DATE. The parties covenant to take the following actions:

       5.1     APPROVALS AND CONSENTS.

               (a) The parties will use reasonable efforts to acquire all necessary approvals of Governmental Authorities and all necessary consents of all third parties, including franchisors if any, to the end of expediting consummation of the transactions contemplated herein.

               (b) Buyer shall promptly prepare or cause to be prepared and submit all filings and applications, and pay all fees and make all deposits required to consummate the Closing, on or before the Scheduled Closing Date, and diligently pursue the necessary procedures, in connection with the transactions contemplated by this Agreement.

       5.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation and warranty contained in Sections 3 and 4 of this Agreement inaccurate as of the Closing Date. Seller promptly will notify Buyer of any written notice received by Seller concerning any claim of default under any Lease or Contract and any of Litigation that may be threatened, brought, asserted or commenced against Seller (a) involving the transactions called for by this Agreement or (b) which might have a material adverse effect on the Property or operation of the Hotel.

       5.3 MAINTAIN SELLER AND HOTEL. Seller shall fully perform all of Seller's obligations under the Hotel Contracts, pay in full all business, occupation, sales, use and other similar taxes imposed with respect to the Property, the Hotel, or the operation thereof when such taxes become due and payable, maintain the Property in accordance with past practices, continue to meet the contractual obligations incurred in the ordinary course of business and pay all of Seller's obligations as they mature in the ordinary course of business, use reasonable efforts to maintain the present level of service at the Hotel, including the present level of staffing, and use reasonable efforts to preserve the good relations of the suppliers, customers and others related to the Property with whom Seller has business relations. Seller shall maintain an inventory of Consumables, Fixtures and Tangible Personal Property and Operating Equipment reasonably sufficient for the operation of the Hotel in the ordinary course of business and shall, generally in accordance with its past practices, resupply, substitute or replace any of such items as may be depleted in order that Buyer can continue to operate the Hotel generally in accordance with past practices. Seller will continue to operate and maintain the Hotel in accordance with present standards of operations. New Bookings shall be made only in the ordinary course of business, and only upon terms and conditions usual and customary in accordance with past business practices of Seller.

       5.4 MAKE NO MATERIAL CHANGE IN THE PROPERTY. Prior to the Closing Date, Seller shall not without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed; (a) make any material change in the Property; (b) sell or otherwise dispose of any of the Real Property or enter into any new Tenant Leases; (c) enter into any contract, license, franchise or commitment relating to the Property other than in the ordinary course of business; (d) significantly alter or revise the accounting principles, procedures, methods or practices in place at the Hotel; (e) remove or permit to be removed from the Hotel any machinery, equipment, fixtures, vehicles or other similar personal property or parts thereof, except in the ordinary course of business; (f) materially change its credit policies; (g) transfer or otherwise dispose of any of the Property except Consumables in the ordinary course of business; or (h) settle or compromise any Litigation relating to Tenant Leases.

6.     INFORMATION AND RECORDS CONCERNING THE PROPERTY.

       6.1 BUYER'S ACCESS TO INFORMATION AND RECORDS BEFORE CLOSING. Seller shall give Buyer, its employees, accountants and other representatives full access throughout the period prior to the Closing Date upon reasonable notice and during normal business hours to all of its properties, books, contracts, commitments, customers and records, and furnish to Buyer during such period all such information concerning the Property as Buyer may reasonably request. Buyer intends to prepare an inventory of the Fixtures and Tangible Personal Property, Consumables and Operating Equipment. Seller agrees to cause a representative of Seller to cooperate with Buyer in the preparation of the inventory. Buyer shall conduct its activities hereunder in a manner to minimize any disturbance to Seller or its employees and Hotel guests.

       6.2 ACCESS TO RECORDS AFTER CLOSING. Seller agrees to preserve at Seller's business office until for six (6) years after Closing all records pertaining to the operation of the Hotel in his hands which were not transferred to Buyer hereunder and relating to the Property or to the transactions contemplated herein. Similarly, Buyer and Seller agree to preserve at the Hotel all employment records and sales records conveyed by each other until February 1, 2003. Where there is a legitimate purpose not injurious to the other party or if there is a tax audit, other governmental inquiry, or litigation or prospective litigation to which Seller or Buyer is, or may become, a party, making necessary Seller's access to such records of Buyer or making necessary Buyer's access to such records of Seller, each party, as the case may be, will allow representatives of the other party access to such records during regular business hours at such party's place of business for the sole purpose of obtaining information for use as aforesaid. Buyer and Seller agree to indemnify, hold harmless and defend each other at all times from and after the date of this Agreement, from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants' and attorneys' fees, charges and costs, incurred by either by reason of the other's failure to save and provide access to the records described above.

7.     CLOSING MATTERS.

       7.1 CLOSING. A pre-closing of the transactions contemplated herein shall take place at the offices of Jones, Day, Reavis & Pogue in Los Angeles, on December 20, 1996 and one day prior to the Closing Date, if that date is adjourned beyond January 2, 1997. As part of the Closing the actions specified in Sections 7.3 and 7.4 below shall be taken, all of which will be deemed taken simultaneously at the Closing and no one of which will be deemed completed until all have been completed and the Closing shall have occurred.

       7.2 ADJOURNMENT OF CLOSING. Notwithstanding anything to the contrary in Section 7.1, the Scheduled Closing Date may be postponed by either party by notice to the other party for a number of days set forth in the notice in order to satisfy a condition to Closing or for any other reason, provided, however, that the aggregate number of days of such adjournment by a party shall not exceed ten (10) days from the original Scheduled Closing Date. In the event that Buyer seeks to adjourn for a period or periods in aggregate exceeding such ten (10) days, Buyer shall not be entitled to such longer adjournment unless it deposits, as an addition to the Deposit, the total of One Million Four Hundred Thousand Dollars ($1,400,000) plus an amount equal to interest on the full Purchase Price at the rate of eight percent (8%) per annum for the period of the adjournment, (except that Buyer shall not be obligated to make either such payment if an extension is allowed to enable the Buyer to cure a title objection or a survey objection). The amount equal to interest shall be deemed an increase in, and not a credit against, the Purchase Price. In no event shall Buyer be entitled to adjourn the Closing to a date later than thirty (30) days after the original Scheduled Closing Date.

       7.3 SELLER'S DELIVERIES. Subject to the terms of the Escrow Agreement then in effect:

               (a) At Closing Seller shall deliver a deed in the form of EXHIBIT B assigning all of Seller's right, title and interest in and to the Land and the Improvements to Buyer, subject only to the Permitted Exceptions (the "DEED") and such other instruments, documents or certificates as may be reasonably required by Title Company as a condition to the issuance of the Title Policy consistent with the terms of this Agreement.

               (b) Seller shall deliver to Buyer (i) a bill of sale in the form of EXHIBIT C transferring and assigning to Buyer or, subject to Section 11.7, Buyer's designee each and every item of Personal Property to be transferred hereunder; (ii) all Hotel Contracts, Tenant Leases, Bookings, Permits (other than Excluded Permits), Transferrable Insurance Policies and other Miscellaneous Hotel Assets, together with an assignment and assumption in the form of EXHIBIT D conveying and transferring the same to Buyer (the "ASSIGNMENT AND ASSUMPTION") together with an estoppel from each

Tenant under the Tenant Leases. Except for the Assignment and Assumption which will be delivered at Closing, delivery of any such documents shall be deemed made by Seller to Buyer if Seller leaves such documents at the Hotel in their customary place of storage or in the custody of Buyer's representatives.

               (c) Seller shall deliver such consents, agreements, certificates and other instruments executed by or on behalf of each person, if any, identified pursuant to Section 2.3(c) as receiving Units, to the extent that such documents are necessary to effectuate that delivery and to make each recipient of Units obligated under, without limitation, a Fourth Amended and Restated Agreement of Limited Partnership. Such agreement shall supersede the Third Amended and Restated Agreement of Limited Partnership now constituting the RFS Partnership Agreement and shall incorporate terms applicable to the Units substantially identical to and not inconsistent with those of the Redemption and Registration Rights Agreement. Such Fourth Amended and Restated Agreement of Limited Partnership shall be prepared by Buyer and subject to the prior review and reasonable approval of Seller.

       7.4 BUYER'S DELIVERIES. Subject to the terms of the Escrow Agreement then in effect, Buyer shall pay the balance of the Purchase Price, plus or minus the adjustments and prorations called for in this Agreement, shall deliver the Units, and shall deliver such other instruments, documents or certificates as are required to be delivered by Buyer to Seller in accordance with any of the other provisions of this Agreement. Buyer shall assume the obligations under the Assignment and Assumption and shall deliver copies of each of the documents to be delivered in regard to the Units under Section 7.3(c) countersigned, to the extent required for the effectiveness of the documents, by it or by RFS Hotel Investors, Inc.

       7.5 TAKEOVER OF EMPLOYEES. At Closing Seller shall terminate or cause to be terminated all Hotel Employees. Buyer shall immediately hire a number of Hotel Employees and employ them on such terms so that the WARN Act and all similar laws and regulations requiring pre-transfer notices are inapplicable to this transaction.

       7.6 FORM OF DOCUMENTS. All documents required to be delivered at or prior to the Closing in accordance with the provisions of this Agreement shall be in the form of the Exhibits attached hereto or if not attached, in a form reasonably acceptable to the receiving party.

8.     ADJUSTMENTS AND PRORATIONS - CLOSING STATEMENT.

       8.1 ADJUSTMENTS AND PRORATIONS. The following matters and items pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of the Cutoff Time. Net credits in favor of

Buyer shall be deducted from the balance of the Purchase Price at the Closing and net credits in favor of Seller shall be paid in cash at the Closing. Unless otherwise indicated below, Buyer shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of the Cutoff Time (whether or not due, owing or delinquent as of the Cutoff Time), and Seller shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Cutoff Time.

               (a) GUEST LEDGER RECEIVABLES; FOOD AND BEVERAGE RECEIVABLES. Guest Ledger Receivables shall be prorated between Buyer and Seller. Seller shall receive a credit for all Guest Ledger Receivables for all room nights up to but not including the room night during which the Cutoff Time occurs, and Buyer shall be entitled to the amounts of Guest Ledger Receivables for the room nights after the Cutoff Time. Seller and Buyer shall each receive a credit equal to one-half of the amount of Guest Ledger Receivables for the full room night during which the Cutoff Time occurs. All restaurant and bar facilities will be closed as of the Cutoff Time and Seller shall receive the income from the same until the Cutoff Time.

               (b) TAXES AND ASSESSMENTS. All nondelinquent ad valorem taxes, special or general assessments, real property taxes, hotel occupancy tax, water and sewer rents, rates and charges, vault charges, and any municipal permit fees. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and adjusted as necessary post-closing as contemplated in Section 8.3.

               (c) UTILITY CONTRACTS. Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service, with Seller receiving a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Buyer. Where possible, cutoff readings will be secured for all utilities as of the cutoff Time. To the extent they are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service and adjusted as necessary post-closing as contemplated in Section 8.3.

               (d) HOTEL CONTRACTS AND TENANT LEASES. Any amounts prepaid or payable under any Hotel Contracts or Tenant Leases. All amounts known to be due under Hotel Contracts with reference to periods prior to the Closing Date shall be paid by Seller or credited to Buyer as a reduction of the Purchase Price. Rents (including percentage rents) and other payments due under Tenant Leases shall be adjusted at Closing based on current information. Any additional amounts not known and any final calculation of percentage rent not available at the Closing will be part of the post-closing adjustments contemplated in Section 8.3. Any amounts due Seller on account of reimbursement of tenant improvements cost shall be credited to Seller and the right of reimbursement shall be assigned to Buyer.

               (e) LICENSE FEES. Fees paid for Permits (except for Excluded Permits) in the current period.

               (f)      OTHER HOTEL MATTERS.

                        (I) Buyer shall receive a credit for advance payments, if any, under Bookings to the extent the Bookings relate to a period after the Cutoff Time and have been incurred in accordance with the terms hereof.

                        (II) Vending machine monies will be removed by Seller as of the Cutoff Time for the benefit of Seller.

               (g) PETTY CASH FUNDS AND HOUSE BANKS. Buyer shall purchase and Seller shall sell to Buyer (or receive a credit therefor) all petty cash funds and cash in house banks at 100% of face value at the Cutoff Time.

               (h) SECURITY DEPOSITS. Buyer shall be entitled to a credit for all security and other deposits held by Seller as of the Cutoff Time with respect to Tenant Leases and Hotel Contracts.

               (i) EMPLOYEE SALARIES. Salaries and benefits paid to the Hotel Employees to the extent not settled by Seller upon their termination.

               (j) CLOSING EXPENSES. Buyer shall pay all costs of title insurance, escrow fees, transfer taxes (including both sales and real property transfer taxes, if any) incidental to the Closing.

               (k) OTHER. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of real property in California or of a hotel.

       8.2 RECEIVABLES. Seller shall receive a credit for the receivables of the Hotel that are aged sixty (60) days or less as of the Cutoff Time, other than Guest Ledger Receivables for which separate provision is made. Seller shall retain and shall be entitled to collect receivables aged more than sixty
(60) days. In the event that Buyer is unable to collect receivables aged more than thirty (30) days but less than or equal to sixty (60) days within thirty
(30) days after Closing, Buyer may at its option require Seller to repurchase such uncollected receivables at face value for collection by Seller. Amounts received by Buyer on account of receivables shall be applied first to the oldest aged receivables due from the payee and thereafter to the receivables next in age.

       8.3 CLOSING STATEMENT. Seller shall cause its accounting staff ("SELLER'S ACCOUNTANTS") to make such inventories, examinations and audits of the Hotel, and of the books and records of the Hotel, as Seller's Accountants may deem necessary to make the adjustments and prorations and allocations of Purchase Price among the assets being transferred required under this Section 8 or under any other provisions of this Agreement or the Escrow Agreement. Buyer or its designated representatives may be present at such inventories, examinations and audits of the Hotel. Based upon such audits and inventories, Seller's Accountants will prepare and deliver to the parties for review no later than five (5) days prior to the Closing a closing statement (THE "CLOSING STATEMENT"). The Closing Statement shall contain Seller's best estimate of the amounts of the items requiring the prorations and adjustments in this Agreement. The amounts set forth on the Closing Statement shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing.

       Seller's Accountants' allocation of Purchase Price shall be binding and conclusive on the parties. In the event that such allocation results in valuations unacceptable in regard to Buyer's status as a real estate investment trust, Buyer may direct performance of a portion of the deliveries under this Agreement to a designee pursuant to Section 11.7. The Closing Statement shall otherwise be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement, unless within thirty (30) days after receipt by Buyer of the Closing Statement, either Buyer or Seller notifies the other that it disputes such Closing Statement, and specifies in reasonable detail the items and reasons that it so disputes. The parties shall attempt to resolve such dispute. If such dispute is not resolved within forty-five (45) days after delivery of the original notice by Buyer or Seller, then the parties shall submit such dispute to Pannell Kerr Foster, 425 California Street, Suite 1600, San Francisco, California 94104 ("OUTSIDE ACCOUNTANTS"), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Buyer and Seller.

       Within ninety (90) days following the Closing Date, Seller's Accountants shall deliver a final report to Buyer setting forth the final determination of all items to be included on the Closing Statement. In the event that, at any time within said 90-day period, either party discovers any items which should have been included in the Closing Statement but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statement. The foregoing limitation shall not apply to any item which, by its nature, cannot be finally determined within the period specified. However, no further adjustments shall be made beyond nine (9) months after the Closing Date.

9.     COVENANTS AND CONDITIONS TO OBLIGATIONS.

       9.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to close the transaction and deliver the documents and instruments required hereunder shall be subject to satisfaction in full of the following conditions ("SELLER'S CONDITIONS") on or before the Closing Date:

               (a) Buyer shall have performed on or before the Closing Date the obligations required to be performed by it on or before such Closing Date, including all of the obligations of the Escrow Agreement.

               (b) Buyer shall have completed all the deliveries and actions required to be made by Buyer under section 7.4 and elsewhere in this Agreement.

               (c) There shall be no material breach of any of Buyer's representations, warranties and covenants set forth in this Agreement.

               (d) There shall not then be any pending or, to the knowledge of either Buyer or Seller, threatened Litigation which, if determined adversely, would restrain the consummation of any of the transactions referred to herein, or declare illegal, invalid or nonbinding any of the covenants or obligations of the parties herein.

               (e) Title Company shall be committed to issue to Buyer a policy of title insurance insuring title in the amount of the Purchase Price subject only to the Permitted Exceptions ("TITLE POLICY").

               (f) Buyer shall have produced evidence reasonably satisfactory to Seller of compliance with Hart-Scott-Rodino Act requirements or the non-applicability thereof to this transaction.

               (g) Each entity named as Buyer under the Other Purchase Agreement shall have satisfied all of its obligations, and all of Seller's Conditions to Closing shall have been met, under each of the Other Purchase Agreements.

       Seller's Conditions are solely for the benefit of Seller and may be waived only by Seller. Any such waiver or waivers shall be in writing and shall be delivered to Buyer. Seller shall not act or fail to act for the purpose of permitting or causing any of Seller's Conditions to fail. If any of Seller's Conditions is not satisfied or has not been so waived by notice to Buyer prior to the Scheduled Closing Date, Seller shall give written notice to Buyer describing the condition or conditions that have not been satisfied or waived and either Seller or Buyer by notice to the other party shall be entitled to postpone the Scheduled Closing Date as provided in Section 7.1 for the purpose of attempting to satisfy such condition or conditions. Nothing contained in this Agreement shall require Buyer or Seller to postpone the Scheduled Closing Date or to bring any suit or other proceeding or, except as otherwise expressly required by this Agreement, to pay any substantial sum, to satisfy any conditions to Closing.

       9.2 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to make payment of the Purchase Price and other sums provided for herein and to close the transactions contemplated hereby is subject to satisfaction in full of each of the following conditions ("BUYER'S CONDITIONS") on or before the Closing Date:

               (a) The representations, warranties and agreements of Seller contained in Section 3 shall be true and accurate in all material respects on the Closing Date, as if made on such date. Notwithstanding the limitations of the Seller's knowledge, the actual existence of the facts as represented shall be a condition to Buyer's obligation to close the transactions contemplated hereby.

               (b) Seller shall have performed on or before the Closing Date the obligations required to be performed by it on or before the Closing Date, including the obligations of the Escrow Agreement.

               (c) Seller shall have completed all the deliveries required to be made by Seller under Section 7.3 and elsewhere in this Agreement.

               (d) Title Company shall be committed to issue the Title Policy to Buyer.

               (e) Buyer shall have received an affidavit to the effect that Seller is not a foreign person for purposes of the withholding provision of Section 1445 of the Internal Revenue Code of 1986 or, to the extent such withholding is required, instructions as to the required withholding.

       Buyer's Conditions are solely for the benefit of Buyer and may be waived only by Buyer. Any such waiver or waivers shall be in writing and shall be delivered to Seller. Buyer shall not act or fail to act for the purpose of permitting or causing any of Buyer's Conditions to fail. If any of Buyer's Conditions is not satisfied or has not been so waived by Buyer prior to the Scheduled Closing Date, Buyer shall give written notice to Seller describing the condition which has not been satisfied or waived and either Buyer or Seller by notice to the other party shall be entitled to postpone the Scheduled Closing Date as provided in Section 7.1 for the purpose of attempting to obtain satisfaction of such condition or conditions. Nothing contained in this Agreement shall require Buyer or Seller to postpone the Scheduled Closing Date or to bring any suit or other proceedings or, except as otherwise expressly required by this Agreement, to pay any substantial sum to satisfy any of Buyer's Conditions.

       9.3     REMEDIES.

               (a) LIQUIDATED DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED BY REASON OF BUYER'S DEFAULT OF ITS OBLIGATION TO PURCHASE THE PROPERTY PURSUANT TO THE TERMS OF THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AS SELLER'S SOLE AND EXCLUSIVE REMEDY. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT SELLER'S RIGHTS AND BUYER'S OBLIGATIONS UNDER SECTION 10.1(b). NOTWITHSTANDING THE FOREGOING, IF BUYER INTERFERES WITH OR MAKES ANY ATTEMPT TO INTERFERE WITH SELLER RECOVERING THE DEPOSIT HELD BY THE ESCROW HOLDER, INCLUDING, WITHOUT LIMITATION, GIVING ANY NOTICE OF INSTRUCTIONS TO ESCROW HOLDER NOT TO DELIVER THE DEPOSIT TO SELLER, SELLER SHALL HAVE THE ELECTION TO NULLIFY THE TERMS AND PROVISIONS OF THIS
SECTION 9.3(a) BY GIVING WRITTEN NOTICE TO BUYER, WHEREUPON THIS SECTION 9.3(a) SHALL BE DEEMED NULL AND VOID, AND SELLER SHALL HAVE ALL RIGHTS AND REMEDIES AGAINST BUYER PROVIDED AT LAW AND IN EQUITY, AND SELLER SHALL HAVE THE RIGHT TO REQUIRE THAT BUYER SPECIFICALLY PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGE PROVISIONS CONTAINED IN THIS SECTION.


       Seller's Initials                 Buyer's Initials


       ________________________          ________________________


               (b) BUYER'S RIGHT TO RETURN OF DEPOSIT. Subject to the terms of the Escrow Agreement, in the event the Closing fails to occur solely because of Seller's failure to perform Seller's obligations or the failure of any other condition precedent to Buyer's obligation to close, under this Agreement, Buyer shall have the right to request return of the Deposit by written notice sent to the counsel for Seller. Upon such request the counsel for Seller shall confirm that Seller has received notice and, in the event that Seller has not commenced action to restrain the return of the Deposit, the counsel for Seller shall return to Buyer the Deposit, together with all interest accrued thereon, and any documents and other monies deposited by Buyer, and Buyer shall have the right to exercise any and all remedies which Buyer may have against Seller, including without limitation, the right to require that Seller specifically perform its obligations under this Agreement.

       9.4 EMPLOYEE OBLIGATIONS. Buyer shall employ after the Cutoff Time such of the Hotel Employees as required by Section 7.5 on substantially the same terms and conditions as such Hotel Employees were employed prior to Closing and assume all liabilities arising under the Employment Agreements after the Cutoff Time. Nothing in this provision shall be construed to limit Buyer's right to terminate, at Buyer's sole cost and expense, any Hotel Employees subsequent to the Cutoff Time, subject to the requirements of applicable law and Employment Agreements.

       9.5 DAMAGE OR DESTRUCTION: CONDEMNATION. In the event of any casualty loss, damage or destruction prior to the Closing, or any condemnation of all or a part of the Real Property, resulting in a loss in either event of more than 25% of the value of the Hotel. Buyer shall have the option of proceeding to closing with an assignment at Closing of the condemnation or insurance proceeds, or terminating this Agreement.

       9.6 MISCELLANEOUS COVENANTS AND PROVISIONS OF THE PARTIES. In addition to each of the terms, covenants and conditions herein set forth, the parties hereby agree as follows:

               (a) BROKERAGE. Seller will pay a brokerage commission to Colliers International Hotel Realty upon and subject to the Closing of the sale of the Property pursuant to the terms of a separate agreement between Seller and such broker. Buyer and Seller hereby mutually represent and warrant to one another that it has not dealt with any other broker or finder in connection with the transactions contemplated hereby, and each hereby agrees to indemnify, defend and hold harmless each other of and from any and all manner of claims, liabilities, loss, damage, attorneys' fees and expenses incurred by the indemnified party and arising out of, or resulting from, any claim by any such broker or finder if such representation and warranty herein contained is untrue or incorrect in any respect.

               (b) GUEST BAGGAGE. Any baggage or other property of departed guests held by Seller may be left at the Hotel for a period not to exceed ninety (90) days following the Closing Date. After such period, all such baggage or property will, at the option of Seller, be removed by Seller or abandoned by Seller and Buyer shall dispose of such baggage in any manner deemed appropriate by Buyer. Seller hereby indemnifies Buyer against all claims, losses and liabilities in connection with the holding of such baggage or other property for such period and the disposal of same by Seller. Buyer hereby indemnifies Seller against all claims, losses and liabilities in connection with Buyer's disposal of such baggage. All baggage of guests who are still in the Hotel on the Closing Date which has been checked with or left in the care of Seller shall be inventoried, sealed and tagged jointly by Seller and Buyer immediately after the Closing. Buyer hereby indemnifies Seller against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Buyer after the Closing. Seller hereby indemnifies Buyer against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Seller prior to the Closing.

               (c) SAFE DEPOSITS. Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes, advising of the sale of the Hotel to Buyer, and requesting verification or removal of the contents within five (5) days. The safe deposit boxes of guests or tenants not responding to said written notice shall be opened only in the presence of representatives of both Seller and Buyer. The contents of all boxes opened as aforesaid shall be listed at the time such boxes are opened, each such list shall be signed by or on behalf of Seller and Buyer, and Buyer shall not be liable or responsible for any items claimed to have been in said boxes unless such items are included in such list. Seller agrees to indemnify and hold harmless Buyer from and against any liability or responsibility for any items claimed to have been in said boxes but not included on such list, and Buyer agrees to indemnify and hold Seller harmless from and against any liability or responsibility for items claimed to have been in said boxes and included on such list.

               (d) INSURANCE. Seller shall keep in full force all insurance policies relating to the Property or operation of the Hotel until 11:59 p.m. of the Closing Date.

10.    OTHER PROVISIONS.

       10.1    INDEMNIFICATION.

               (a) SELLER'S INDEMNIFICATION. Seller hereby agrees to indemnify, hold harmless and defend Buyer from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants' and attorneys' fees, charges and costs, incurred by Buyer by reason of (i) Seller's breach of any covenants of Seller contained in this Agreement which survive the Closing, and (ii), without limiting the generality of the foregoing, Seller's failure to duly perform and discharge Retained Liabilities or perform the obligations of Seller under the Assignment and Assumption, for one (1) year from and after the Closing. Except for obligations surviving the Closing in accordance with their terms this indemnity shall terminate and be of no force and effect as of one (1) year after the Closing Date. The indemnification provided for in the Section 10.1(a) shall from and after the Closing be the sole remedy for any matters referred to herein.

               (b) BUYER'S INDEMNIFICATION. Buyer hereby agrees to indemnify, hold harmless and defend Seller from and against any and all loss, damage, claim, cost and expense and any other liability whatsoever, including, without limitation, reasonable accountants' and attorneys' fees, charges, and costs incurred by Seller by reason of (i) Buyer's breach of any covenants of Buyer contained in this Agreement which survive the Closing and
(ii), without limiting the generality of the foregoing, Buyer's failure to duly perform the obligations of Buyer under the Assignment and Assumption at all times from and after the Closing.

               (c) THIRD PARTY CLAIMS. If a claim by a third party is made against either of the indemnified parties, and if either of the indemnified parties intends to seek indemnity with respect thereto under this Section 10.1, such indemnified party shall promptly notify Buyer or Seller, as the case may be, of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefor, and the indemnified party shall cooperate with it in connection therewith; provided that: (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Section 10.1. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event they shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty days after receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party.

               (d)      SURVIVAL:

                        (I) The covenants and agreements of Seller contained in Sections 6.2 and 8 shall survive for one (1) year after the termination of the obligation as set forth in such sections. The covenants and agreements of Seller contained in Section 9.6 shall survive for one year after the Closing. Except as otherwise set forth in this

               Section, no other covenants set forth in this Agreement shall survive.

                        (II) The covenants and agreements of Buyer contained in Sections 6.2, 8, 9.5, 9.6 and 9.7 and in this Section shall survive the Closing.

               (e) LIMITATION OF LIABILITY. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability for any of Seller's post-closing obligations, including the indemnification obligations set forth in Section 10.1(c), unless the aggregate amount of the losses under this Agreement exceeds Thirty Thousand Dollars ($30,000) in which event liability shall extend only to amounts in excess of Thirty Thousand Dollars ($30,000), provided, however in no event shall such liability exceed One Hundred Thousand Dollars ($100,000) in the aggregate for all such losses or liabilities relating to this Agreement or the Hotel.

       10.2    OTHER PURCHASE AGREEMENTS.

               (a) SELLER'S OBLIGATION TO CLOSE. Seller's obligations hereunder are subject to full performance of the obligations of the named "Buyer" and satisfaction of "Seller's Conditions" under each of the Other Purchase Agreements and the Escrow Agreement provided however that a termination of any Other Purchase Agreement pursuant to Section 9.5 thereof shall not be deemed a failure of performance or satisfaction thereunder. A postponement of closing under Section 7.1 of any of the Other Purchase Agreements shall be effective to postpone closing under this Agreement to the same date as the postponed closing. Nothing contained in this Agreement or any of the Other Purchase Agreements shall require any party to postpone the Scheduled Closing Date or to bring any suit or other proceeding or, except as otherwise expressly required by this Agreement or any of the Other Purchase Agreements, to pay any substantial sum, to satisfy any conditions to closing under any of the agreements.

               (b) SELLER'S OPTION TO CLOSE. In the event that the named "Buyer" or its affiliate or assignee elects not to purchase or defaults under any of the Other Purchase Agreements or the Escrow Agreement, such election or default shall not affect Seller's right to require a closing under this Agreement. Seller may elect to waive such failure to purchase under any of the Other Purchase Agreements and enforce Seller's right to a closing hereunder.

               (c) SELLER'S LIABILITY. Notwithstanding Seller's right not to close in the event of a failure to close under any of the other Purchase Agreements, Seller's liability under this Agreement is its individual and separate responsibility and is not several or joint with the liability of the selling parties under the Other Purchase Agreements. In the event of any default by a selling party under, or failure of a Buyer's condition under, any of the Other Purchase Agreements, Seller under this Agreement shall have no responsibility or liability therefore.

11.    MISCELLANEOUS.

       11.1 NOTICES. All notices, consents or waivers required or permitted in this Agreement shall be in writing and be deemed to have been duly given (a) when delivered to the recipient personally; (b) 72 hours after being mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the recipient as set forth below; or (c) upon electronically verified transmission by telecopier, whichever is earlier. A party may change its address for notice by such notice.

       If to Seller:                     GUS Enterprises - VIII
                                         c/o Gund Investment Corporation
                                         14 Nassau Street
                                         P.O. Box 449
                                         Princeton, New Jersey 08542-0449
                                         Fax: (609) 921-7697
                                         Attention: David P. Prescott

       With a copy to:                   Jones, Day, Reavis & Pogue
                                         599 Lexington Avenue
                                         New York, New York 10022
                                         Fax: (212) 755-7306
                                         Attention: K.C. McDaniel

       If to Buyer:                      RFS Hotel Investors, Inc.
                                         889 Ridge Lake Boulevard, Suite 100
                                         Memphis, Tennessee 38120
                                         Fax: (901) 767-5156
                                         Attention: Michael J. Pascal

       With a copy to:                   Wyatt, Tarrant & Combs
                                         6075 Poplar Avenue, Suite 650
                                         Memphis, Tennessee 38119
                                         Fax: (901) 537-1010
                                         Attention: W. Joseph Aldridge

       11.2 TIME. Time is of the essence of this Agreement with respect to the Scheduled Closing Date subject to any provisions provided for herein for extension thereof, and the notice periods set forth in Section 11.1, and for the termination of post-closing claim periods.

       11.3 ENTIRE AGREEMENT. This Agreement, including the Exhibits, Offering Materials and other documents referred to herein, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter. No change in or amendment to this Agreement shall be valid unless set forth in writing and signed by all of the parties after the execution of this Agreement.

       11.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of California pertaining to contracts made and to be performed solely in the State of California.

       11.5 COUNTERPARTS. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

       11.6 READINGS, GENDER AND NUMBER. The section headings used in this Agreement are intended solely for convenience of reference and shall not amplify, limit, modify or otherwise be used in the interpretation of any provision of this Agreement. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

       11.7 BINDING AGREEMENT; ASSIGNMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Neither Seller nor Buyer shall be permitted to assign all of its rights or obligations under this Agreement without the prior written consent of the other except as provided in this Section:

               (A) BUYER'S RIGHT TO ASSIGN. Buyer may assign all or a part of its rights and obligations under this Agreement without the prior written consent of Seller to a wholly-owned subsidiary of or affiliated company wholly under "common control" with Buyer or to an entity that is or will be lessee of the Hotel or to an entity that will be a lessor of personal property to the Hotel, provided, further, that such subsidiary, affiliated or other company is duly organized, validly existing and in good standing under the law of the state of its incorporation and at Closing is qualified to do business in the State of California. For purposes hereof, "control" shall be deemed to mean ownership of not less than fifty percent (50%) of all of the legal and equitable interest in any other business entity. Such assignee shall become Buyer under this Agreement and, upon the written assumption by the new Buyer of all of the obligations of Buyer under this Agreement, the original Buyer shall be released therefrom.

               (B) SELLER'S RIGHT TO ASSIGN. Seller may assign its rights hereunder to a qualified intermediary for the purposes of accomplishing an exchange of properties qualifying for like-kind exchange treatment under
Section 1031 of the Internal Revenue Code (the "Sec. 1031") as set forth below. In the event Buyer is notified by Seller prior to the Closing Date of Seller's desire to effectuate an exchange pursuant to Sec. 1031, Buyer shall cooperate to allow Seller to defer recognition of gain attributable to the disposition of the Property for federal income tax purposes by utilizing a "deferred exchange" for purposes of Treasury Regulations Section 1031(k)-1 through a "qualified intermediary" as described in Treasury Regulation Section 1.1031(k)-1(g)(4). If such election is made and Seller assigns its rights under this Agreement to the qualified intermediary designated by Seller, such qualified intermediary shall transfer the Property to Seller in return for the Purchase Price and other consideration specified herein, all of which shall be paid directly to the qualified intermediary by Buyer. The election provided for in this Section 11.7 shall not modify or reduce the obligations of Seller hereunder, or result in any additional expense to Buyer except to the extent that expense is reimburseable by Seller. Notwithstanding such assignment, Seller shall maintain, or shall cause such qualified intermediary to maintain, a reserve sufficient to perform the obligations of Seller under Section 10.1(e).

       11.8 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

       11.9 EXHIBITS, SCHEDULES AND BOOKS. References in this Agreement to Exhibits mean the exhibits described in the List of Exhibits attached hereto, all of which are incorporated by reference into this Agreement. References in this Agreement to Schedules mean the schedules described in the List of Schedules attached hereto or included in the Offering Schedules, all of which are incorporated by reference into this Agreement. References in this Agreement to Offering Books shall mean the documents and information comprising the books described in the List of Offering Books attached hereto as Schedule 2.4, all of which are incorporated by reference into this Agreement.

12. LIMITATION ON RECOURSE. The rights of Buyer hereunder shall be enforceable solely against the Seller and the Property. In no event shall any partner, officer, director, shareholder, agent, employee or representative of Seller or of any affiliate of Seller (the "Exempted Parties") be named or joined as a party in any enforcement action by Buyer or by an person claiming by through or under Buyer. In no event shall enforcement be sought against the assets of the Exempted Parties.


       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        SELLER:

                                        GUS ENTERPRISES - VIII, a __________
                                        general partnership


                                        By:
                                            ----------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------


                                        BUYER:

                                        RFS PARTNERSHIP, L.P.,
                                        a limited partnership


                                        By:
                                            ----------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------

                                LIST OF EXHIBITS

                                       TO

                            HOTEL PURCHASE AGREEMENT


Exhibit          Description
-------          -----------
  A              Legal Description of the Land (See Offering Book 7)

  B              Deed

  C              Bill of Sale

  D              Assignment and Assumption

  E              Calculation of Units/Cash Components of GUS Sales Price

  F              Investor Questionnaire

  G              Redemption and Registration Rights Agreement


                               LIST OF SCHEDULES

                                       TO

                            HOTEL PURCHASE AGREEMENT


Schedule       Description
--------       -----------
 2.4           Offering Books

 3.3A          Bookings


                                  EXHIBIT "A"

                          DESCRIPTION OF THE PROPERTY

                                  EXHIBIT "B"

                                      Deed

RECORDING REQUESTED BY:
WHEN RECORDED MAIL TO:

------------------------
------------------------
------------------------




MAIL TAX STATEMENTS TO:

------------------------
------------------------
------------------------



================================================================================
                Documentary Transfer Tax: See Separate Transfer
                                 Tax Statement

                                   GRANT DEED

The undersigned grantor declares:

       FOR A VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged,______________________, a_________________, hereby GRANTS to_____________________________, a_________________, all of its interest in and to all of that certain real property located in the ________________, State of California, as more particularly described in Exhibit "A" attached hereto and incorporated herein by this reference.

       Dated:____________, 199__

                                                                             , a
                                          -----------------------------------
                                          -----------------------------------



                                        By:
                                           ----------------------------------
                                           Name:
                                                -----------------------------
                                           Title:
                                                 ----------------------------


                                        By:
                                           ----------------------------------
                                           Name:
                                                -----------------------------
                                           Title:
                                                 ----------------------------

STATE OF CALIFORNIA             )
                                )
COUNTY OF ___________________   )


On ________, 199__, before me, the undersigned, a notary public, personally appeared __________________________ and ______________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.



________________________________________
Name of Notary Public


Notary Expiration Date: ________________ [SEAL]

Document No.________________ Date Recorded _________, 199__

                   STATEMENT OF TAX DUE AND REQUEST THAT TAX
                DECLARATION NOT BE MADE A PART OF THE PERMANENT
                   RECORDIN THE OFFICE OF THE COUNTY RECORDER
           (Pursuant to Section 11932 of the Revenue & Taxation Code)

To Registrar-Recorder County of_____________:

Request is hereby made in accordance with the provisions of the Documentary Transfer Tax Act that the amount of tax due not be shown on the original document which names:

                   _______________________________________, a
                   __________________________________________
                                   (Grantor)

                                      and

                   _______________________________________, a
                   __________________________________________
                                   (Grantee)

The real property described in the accompanying document is located in ____________________________________________________COUNTY, CALIFORNIA.

The amount of tax due on the accompanying document is $_________________.

_______ Computed on full value of property conveyed; OR

_______ Computed on full value less liens and encumbrances remaining at time of sale.

                                                                      , a
                                      --------------------------------
                                      -----------------------------------


                                      By:
                                         --------------------------------
                                          Name:
                                               --------------------------
                                          Title:
                                                -------------------------

                                      By:
                                         --------------------------------
                                          Name:
                                               --------------------------
                                          Title:
                                                -------------------------

NOTE: After the permanent record is made, this form will be affixed to the conveying document and returned with it.

                                  EXHIBIT "C"

                                  Bill of Sale

               For good and valuable consideration, the receipt of which is hereby acknowledged,_____________________________________ , a__________________
_______________________________________________________________________________
_____ ("Seller"), hereby conveys to __________________________________________, a ("Buyer"), free and clear of any and all liens, claims, and encumbrances, all of the personal property (the "Personal Property") owned by Seller utilized in connection with the ownership, maintenance and operation of that certain improved real property commonly known as _____________________________________,
____________________________________ , California and more particularly described on Exhibit A hereto (the "Property"), including without limitation that personal property more particularly described on Exhibit B hereto. This conveyance is made concurrently with and as an incident to the conveyance of the Property by Seller to Buyer, and is effective for all purposes as of the date of such conveyance.

       Dated:____________, 199__

                                                                      , a
                                      --------------------------------
                                      -----------------------------------


                                      By:
                                         --------------------------------
                                          Name:
                                               --------------------------
                                          Title:
                                                -------------------------

                                      By:
                                         --------------------------------
                                          Name:
                                               --------------------------
                                          Title:
                                                -------------------------

                                   EXHIBIT D

                           Assignment and Assumption

               This Assignment and Assumption is made as of January __, 1997 by and between GUS ENTERPRISES - ____, a California [limited] partnership ("SELLER") and RFS PARTNERSHIP, L.P., a limited partnership ("BUYER") pursuant to Section 7.3(b) of that certain HOTEL PURCHASE AGREEMENT between them dated as of December __, 1996. Terms used herein shall have the meanings assigned in that Hotel Purchase Agreement. The parties agree as follows:

       1. Seller hereby assigns all of its right, title and interest arising from and after the date hereof in and to all Hotel Contracts, Tenant Leases, Bookings, Permits (other than Excluded Permits), and other Miscellaneous Hotel Assets existing in connection with the Hotel.

       2. Buyer hereby assumes and agrees to perform all obligations of Seller arising from and after the date hereof under the Hotel Contracts, Tenant Leases, Bookings, Permits (other than Excluded Permits), and other Miscellaneous Hotel Assets disclosed in the Offering Materials and the Schedules of the Hotel Purchase Agreement. Buyer does not hereby assume, and shall have no obligation to perform and disclosed obligations arising under Hotel Contracts, Tenant Leases, Bookings, Permits (other than Excluded Permits), and other Miscellaneous Hotel Assets not disclosed in the Offering Materials and the Schedules of the Hotel Purchase Agreement.

       3. The assignment made by this Assignment and Assumption is in addition and supplemental to conveyances made by the Deed.

               IN WITNESS OF their agreement the parties have executed this Assignment and Assumption as of the date first written above.



                          ___________________________
                                    Seller


                          ___________________________
                                    Buyer

                                   EXHIBIT E

Calculation of Units/Cash Components of GUS Sales Prices

       The Hotel Purchase Agreements contain in Section 2.3(c) a formula to determine the mix of cash and units, recognizing that the units bear a premium to the cash. The following calculation will determine the mix of cash and units. These steps need to be taken with respect to each property at first and then as to the aggregate.

1.     Begin with the cash purchase price for each property as set forth in
       Section 2.2 of each of the agreements.

2.     Subtract cash amount specified by the seller for such property.

3. The result is the amount, expressed in cash, to be converted into RFS units according to the Hotel Purchase Agreement formula, the methodology for which is set forth in steps #4 through #7.

4. To determine the number of units, first determine the Average Price. (See Average Price definition in Hotel Purchase Agreement.)

5.     Divide the amount from step #3 by the Average Price.

6. The result is the number of units to be received for each property. To the extent there is a fractional unit, multiply the fraction by the average ten-day closing price that was used to calculate the Average Price, without regard to any discount, and add the amount to the cash price specified in #2.

7. If the amount determined under step #4 is less than 14.34, then the maximum number of units to be delivered shall be 3,016,666 multiplied by the amount expressed in cash in step #3, divided by $45,250,000.

8. Once the mix of cash and units is determined for all of the properties, add the number of units from all the properties. If the number of units is more than the maximum number under step #7, reduce the number of units to be delivered each property pro rata in the proportion its sale price bears to the total sale price of properties taking units, until the aggregate number of units does not exceed such maximum number. Multiply the number of units due under step #6 in excess of such maximum number by the average ten-day closing price that was used to calculate the Average Price, without regard to any discount, and add to the cash purchase price of the appropriate properties.

9.     Total cash paid for all properties should not be less than $45,250,000.

                                  SCHEDULE 2.4

                             LIST OF OFFERING BOOKS

                                       TO

                            HOTEL PURCHASE AGREEMENT


Book             Contents
----             --------
2                Licenses and Permits/Contracts

5                Portfolio Insurance and Pending Litigation

6                Portfolio - Employee Health Plans and Hourly Payroll Schedule

7                Portfolio -- Property Tax Statements/Sheraton Property
                 Inspections/Preliminary Title Reports/Marketing Plans/Purchase and Sale Agreement/Letter of Intent/Sunnyvale Easement Notice

X                Operational Financial Statement Package
